CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Allianz Life Insurance Company of New York of our report dated April 4, 2022 relating to the statutory financial statements of Allianz Life Insurance Company of New York, which appears in this Registration Statement. We also hereby consent to the incorporation by reference in this Registration Statement of our report dated April 4, 2022 relating to the financial statements of each of the subaccounts of Allianz Life of NY Variable Account C of Allianz Life Insurance Company of New York (“Variable Account C”) indicated in our report, which appears in Variable Account C’s Form N-VPFS (No. 811-05716) for the period ended December 31, 2021. We also consent to the references to us under the headings “Financial Statements” and “Statutory Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP Minneapolis, MN July 29, 2022